Exhibit 99.1

APOLLO INVESTMENT CORPORATION

CLOSES PUBLIC OFFERING OF COMMON STOCK

INCLUDING OVER-ALLOTMENT OPTION

New York, N.Y. – September 18, 2007 – Apollo Investment Corporation (NASDAQ: AINV) announces the closing of its public offering of common stock. In connection with the closing, the underwriters exercised their over-allotment option and purchased an additional 1.95 million shares of the Company’s common stock at $20.00 per share. With the exercise of the over-allotment option, a total of 14.95 million shares of common stock were sold in the offering. The Company raised approximately $285.5 million in net proceeds after deducting underwriting discounts and commissions.

The Company expects to use the net proceeds of the offering to repay amounts outstanding under its senior credit facility, to make investments in portfolio companies and for general corporate purposes. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC are joint bookrunning managers for the offering. The co-managers are UBS Securities LLC, RBC Capital Markets Corporation, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Stifel, Nicolaus & Company, Incorporated, Keefe, Bruyette & Woods, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the offered shares, and none of these shares may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus for the offering may be obtained from: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone number: 800-831-9146; email: batprospectusdept@citigroup.com).

ABOUT APOLLO INVESTMENT CORPORATION

Apollo Investment Corporation, or the Company, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. The Company invests primarily in mezzanine loans and senior secured loans in furtherance of its business plan and also invests in the equity of portfolio companies. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements.” These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT:	Richard L. Peteka, 212-515-3488
Apollo Investment Corporation

SOURCE:	Apollo Investment Corporation